Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-179842 on Form S-4 of Arch Coal, Inc., of our report dated February 17, 2011, with respect to the consolidated financial statements of International Coal Group, Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 incorporated by reference from the Current Report on Form 8-K of Arch Coal, Inc. dated April 23, 2012.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

April 23, 2012